SOFTWARE LICENSE AGREEMENT


         This Agreement is effective this 16th day of March, 1998, by and between ENSEC, INC. (hereinafter "ENSEC"), with a place of business located at One World Trade Center, New York and Lockheed Martin IMS Corporation (hereinafter "LMIMS"), with a place of business located at 12506 Lake Underhill Road, Orlando, Florida 32825.

         WHEREAS, LMIMS desires to license certain application software owned by ENSEC, and to purchase certain hardware designed by ENSEC and manufactured by Comtec Systems, Inc. ("Comtec"), directly from Comtec; and

         WHEREAS, ENSEC desires to license certain application software to LMIMS, and to permit LMIMS to purchase certain hardware designed by ENSEC and manufactured by Comtec, directly from Comtec;

         NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

         1. The System. ENSEC agrees to license to LMIMS an integrated security and facilities management system ("ENWORKS(TM) System") as outlined and described in the ENWORKS(TM) System product literature annexed hereto as Exhibit #1, its contents expressly incorporated herein.

         2. Grant. ENSEC hereby grants to LMIMS and LMIMS hereby accepts from ENSEC a nonexclusive, irrevocable, paid-up license to use the ENWORKS(TM) System ("Software").

         ENSEC shall provide to LMIMS all source code for the entire ENWORKSTM System provided hereunder.

         ENSEC grants LMIMS a nonexclusive, irrevocable, paid-up license to use, reproduce and prepare derivative works of its source code for the Software, subject to the confidentiality provisions of this Agreement.

         ENSEC grants LMIMS a royalty-bearing, nonexclusive, irrevocable and perpetual license to make, use, sell, offer for sale, reproduce, distribute, prepare derivative works, disclose and import object code for the Software.

         ENSEC grants to LMIMS a royalty-free, nonexclusive, irrevocable license to make, use, sell, offer for sale, reproduce, distribute, prepare derivative works, disclose and import documentation for the Software.


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                  2.1 LMIMS may use the Software and documentation only for the following purposes:

                           (1) to develop modifications or enhancements to the Software application;

                           (2) to demonstrate the Software application to potential Sublicensees; and

                           (3) to provide training to employees and Sublicensees solely in conjunction with the Software application.

                  2.2 LMIMS may make up to five (5) copies of the Software for demonstration and training purposes, and an additional copy of the Software for archival or backup purposes. No other copies shall be made without ENSEC's prior written consent. All titles, trademarks, and copyright and restricted rights notices shall be reproduced in such copies. Title to the Software shall at all times remain with ENSEC.

         3. Sublicensing. ENSEC hereby grants to LMIMS a nonexclusive and irrevocable license to market and Sublicense the Software to Sublicensees worldwide, excluding Brazil solely through a written Sublicense agreement.

                  3.1 In consideration for the rights granted hereunder and delivery of the Software and supporting documentation from ENSEC to LMIMS:

                           (1) LMIMS agrees to pay ENSEC 15% of the Current Retail Value Price of ENSEC Software version 3.2;

                           (2) LMIMS agrees to pay ENSEC a 15% fee on the manufacturing cost of the hardware; and

                           (3) LMIMS agrees to provide copies of the hardware Purchase Orders to ENSEC for fee verification.

                           (4) LMIMS will provide ENSEC with monthly reports of ENSEC related proposals and licenses.

                  3.2 ENSEC shall be provided with a copy of any modifications or enhancements to the Software application. ENSEC shall pay LMIMS a fee of 15% of the current selling price of said modifications or enhancements licensed to any of ENSEC's distributors, clients or other licensees.

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         4. Reporting Requirements. LMIMS shall provide ENSEC with a sales projection and sales report of the commercial activities of the licensed Software and hardware. This information will be provided to ENSEC every month.

         5. Term. This Agreement shall remain in full force and effect for a term of five (5) years, with one (1) five (5) year renewal.

         6. Termination. LMIMS may terminate this Agreement upon thirty (30) days written notice to ENSEC.

         7. Maintenance Support. LMIMS, at its option, may elect to have ENSEC provide maintenance support for the Software.

         8. Warranty. ENSEC warrants, for the term of this Agreement, that the Software supplied hereunder will meet its published functional specifications. Should Software fail to meet specifications, or be otherwise defective, ENSEC shall promptly correct errors or nonconformities.

         9. Rights and Indemnification. ENSEC warrants that it possesses all rights and interests necessary to enter into this Agreement, and shall indemnify and hold harmless LMIMS, its agents and employees, from any loss, damage or liability for infringement of any patent right, trademark, copyright or other intellectual property right wit respect to the use of the Software delivered hereunder; provided that LMIMS permits ENSEC to defend, compromise or otherwise settle said claim or infringement and gives ENSEC all available information, assistance, and authority to enable ENSEC to do so.

         ENSEC shall indemnify, defend and hold LMIMS harmless from and against all claims losses damages, and costs arising from ENSEC's breach of the warranties contained in this Agreement. This indemnification shall survive termination of this or any other agreement between the Parties hereto, unless otherwise amended by both Parties. LMIMS shall indemnify, defend and hold ENSEC harmless from and against all claims, losses, damages and costs arising from LMIMS breach of its promises and covenants in this Agreement. This indemnification shall survive termination of this or any other agreement between the Parties hereto, unless otherwise amended by both Parties.

         10. Third-Party Software. ENSEC does not claim an ownership right or interest in any Third-Party Software incorporated into the Software. ENSEC warrants that, to the best of its knowledge, any such Third-Party Software that may have been incorporated into the Software is fully enumerated and described in Exhibit #2 of this Agreement, and that if to the best of ENSEC's knowledge, no such Third-Party Software is included in the Software, ENSEC shall so certify in Exhibit #2.

         11. Warranty of 21st Century Compliant Software. ENSEC warrants that it will deliver, in conjunction with its regular Software maintenance, as an Update at no

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extra cost to LMIMS, 21st century compliant software. "21st Century Compliant
Software" shall be defined as software that (i) correctly processes date fields and internal date field dependent logic to accurately process and utilize dates beyond December 31, 1999; and (ii) stores and represents dates in a manner which enables LMIMS to easily identify or use the century portion of any date herds without any special processing. ENSEC hereby indemnifies LMIMS for any loss, cost, or liability incurred by LMIMS arising from a failure to provide such Update as required in this Agreement.

          12. Bankruptcy. Should ENSEC commence proceedings for bankruptcy under Chapter 11 of the U.S. Code, 11 U.S.C., and should ENSEC's bankruptcy trustee reject the license Agreement pertaining to the ENWORKS(TM) System (pursuant to 11 U.S.C. ss. 365(n)(1)), then LMIMS as licensee of the ENWORKS(TM) System, may elect to retain its rights to use the Software under this Agreement as they existed before the bankruptcy case commenced, pursuant to 11 U.S.C. ss. 365(n)(1)(B), for the duration of this license Agreement.

         13. Modifications. LMIMS shall be free to modify Software. If LMIMS chooses to modify Software, ENSEC's warranty obligation shall not apply to the portion of the Software that is modified.

         14. Documentation. ENSEC shall supply documentation necessary for LMIMS to use the Software effectively. Documentation may include, but shall not be limited to, functions specifications, user manuals, flow diagrams and file descriptions.

         15. Equipment. ENSEC shall permit LMIMS to purchase the hardware listed in Exhibit #3 attached hereto (the Equipment") directly from Comtec. LMIMS shall be invoiced for said Equipment by Comtec and payment shall be made directly to Comtec, pursuant to terms and conditions established between LMIMS and Comtec.

         In the event that Comtec is no longer able or willing to manufacture the equipment pursuant to the designs provided by ENSEC, LMIMS shall have the option to purchase the equipment from an alternate manufacturer.

         16. Patent Indemnity. ENSEC shall defend or settle any suit or proceeding brought against LMIMS based on a claim that any unit of Equipment, or part thereof, constitutes an infringement of any existing U.S. patent right, copyright, trade secret or other proprietary right provided ENSEC is notified promptly in writing and is given complete authority and information required for the defense, and ENSEC shall pay all damages and costs awarded therein against LMIMS, but shall not be responsible for any cost, expense or compromise incurred or made by LMIMS without ENSEC's prior written consent.


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         17. Release For Past Infringement. ENSEC releases LMIMS and its customers, direct and indirect, from all liability for past infringement of ENSEC's Software or hardware/equipment designs.

         18. Confidential Information. By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Confidential Information shall be limited to the computer software and information related thereto all other information clearly marked as confidential, and other items as agreed by the parties in writing.

         19. Nondisclosure. During the term of this Agreement, and for a period of three years from the expiration or termination of this Agreement, LMIMS and ENSEC each agree to hold in strictest confidence any information and material that is related to either Party's business or is designated as proprietary and confidential, herein or otherwise, by either Party in connection with the transaction contemplated by this Agreement. Each Party agrees not to make use of such designated information and material other than for the performance of the Agreement. Proprietary and Confidential Information includes information related to research, development, system design or operation, pricing, trade secrets, customer lists, salaries or business affairs of the Parties to this Agreement.

         20. Enforceability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         21. Force Majeure. The Parties hereto shall not be responsible for any failures or delay in the performance of any obligations hereunder caused by Acts of God, flood, fire, strike, war or public enemy or other similar causes reasonably beyond a Party's control.

         22. Notices and Requests. All notices and requests in connection with this Agreement shall be given or made upon the respective Parties in writing and by depositing in the U.S. mails, postage prepaid, certified, certified or registered, return receipt requested, addressed, to the Parties as follows:

                  (a)      If to LMIMS:

                           Mr. Chuck Thomas
                           Director, Electronic Security Systems
                           Lockheed Martin IMS Corp.
                           12506 Lake Underhill Road
                           Mailpoint 817
                           Orlando, FL 32825


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                           With a copy to:

                           General Counsel
                           Lockheed Martin IMS Corp.
                           Glenpointe Centre East
                           300 Frank W. Burr. Blvd.
                           Teaneck, NJ 07666
                           Phone: (201)996-7000
                           Fax: (201) 836-4466

                  (b)      If to ENSEC:

                           Mr. Charles Finkel
                           President
                           ENSEC, Inc.
                           One World Trade Center
                           33rd Floor
                           New York, NY 10048

or to such other address as a Party so designates to receive the notice or request by written notice. All notices and requests shall be deemed as given as of the day of receipt by the respective Party.

         23. Governing Law. This Agreement and performance hereunder shall be governed by and construed in accordance with the laws of the State of New Jersey.

         24. Waiver. The failure of either Party to exercise in any respect any right provided for herein shall not be deemed a waiver of any right hereunder.


         25. Assignment. This Agreement and the rights and duties hereunder shall not be assigned by the Parties hereto except upon written consent of the other.

         26. Entire Agreement. The terms and conditions of this Agreement shall constitute the complete and exclusive statement of understanding between the Parties which supersedes all previous agreements, written or oral, and all communications between the Parties relating to the subject matter of this Agreement. This Agreement may not be modified or altered except by a written instrument duly executed by both Parties.

         Both Parties have caused this Agreement to be signed by their duly authorized officers on the date(s) set forth below with an Effective Date of March 16th, 1998.


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                                        FOR ENSEC, INC.


                                        By: /s/ Charles Finkel
                                           ------------------------------------
                                             Charles Finkel, President

                                        Dated: March 16, 1998


                                       FOR LOCKHEED MARTIN IMS CORPORATION:


                                        By: /s/ Chapman Cox
                                           ------------------------------------
                                             Chapman Cox, Senior Vice President
                                             and Managing Director
                                             Criminal Justice Services


                                        Dated: March 10, 1998


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                                   EXHIBIT #1

                       ENWORKStm System Product Literature

                                   Exhibit #2

                         Third-Party Software Assurance

         As provided by paragraph 8 of this agreement, this Exhibit contains a true and complete listing of all Third-Party Software incorporated in whole or in part into the software or any portioN of the software provided to LMIMS by ENSEC under this Agreement. Third-Party Software is any software in which ENSEC has no title to or ownership of, or software in which ENSEC has no property rights.

         ENSEC provides the following assurances regarding such Third-Party
         Software:

         ENWORKStm SYSTEM

         QNX Software (Company Brochure Is Attached)